      As filed with the Securities and Exchange Commission on July 9, 2002

                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ___________________

                                 SLM CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


            Delaware                11600 Sallie Mae Drive       52-2013874
(State or Other Jurisdiction of     Reston, Virginia 20193    (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

           (Address of Principal Executive Offices Including Zip Code)

                               ___________________
                   SLM CORPORATION EMPLOYEE STOCK OPTION PLAN
                    SLM CORPORATION MANAGEMENT INCENTIVE PLAN
                  SLM CORPORATION BOARD OF DIRECTORS STOCK PLAN

                            (Full Title of the Plans)
                               ___________________

                                                           Copies to:
    Marianne M. Keler, Esq.                           Ronald O. Mueller, Esq.
       General Counsel                               Gibson, Dunn & Crutcher LLP
       SLM CORPORATION                             1050 Connecticut Avenue, N.W.
    11600 Sallie Mae Drive                             Washington, D.C. 20036
    Reston, Virginia 21093                                (202) 955-8500
                     (Name and Address of Agent For Service)
                               ___________________

                                 (703) 810-3000
          (Telephone Number, Including Area Code, of Agent For Service)
                               ___________________

                                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------

    Title of Securities       Amount to be    Proposed Maximum  Proposed Maximum           Amount of
     to be Registered        Registered/(1)/   Offering Price       Aggregate         Registration Fee/(2)/
                                                Per Share(2)    Offering Price/(2)/
-----------------------------------------------------------------------------------------------------------
  Common Stock, $0.20       18,467,200 shares     $93.055        $1,718,465,296            $158,099
  par value per share
-----------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(c) under the Securities Act, there is also being registered such additional Common Stock that become available under the foregoing plans in connection with certain changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding Shares are converted or exchanged.

(2) Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average high and low prices for the Common Stock on July 2, 2002, which was $93.055.

                                  INTRODUCTION

           This Registration Statement on Form S-8 is filed by SLM Corporation, a Delaware corporation (the "Registrant" or the "Company") relating to 18,467,200 shares of the Company's Common Stock, par value $.20 per share (the "Common Stock"), to be issued under the Company's Employee Stock Option Plan, Management Incentive Plan and Board of Directors Stock Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

           The information required in Part I of this Registration Statement is included in prospectuses for the Company's Employee Stock Option Plan, Management Incentive Plan and Board of Directors Stock Plan, which are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

           The following documents previously filed with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference into this Registration Statement:

     1. The Company's most recent Annual Report, which on the date this Form S-8 is filed is the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 28, 2002.

     2. The Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended after the end of the fiscal year covered by the Form 10-K referenced above, which on the date this Form S-8 is filed is the Company's Form 10-Q for the first quarter ended March 31, 2001, filed on May 15, 2001.

     3. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Form 10-K referenced above, which on the date this Form S-8 is filed is the Company's Form 8-K, filed on February 19, 2002, and the Company's Form 8-K, filed on May 9, 2002.

     4. The description of the Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" in the Registrant's Registration Statement on Form 8-A dated August 7, 1997, together with any amendment or report filed with the Commission for the purpose of updating such description.

           All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. The Registrant's file number with the Commission is 001-13251.

Item 4.    Description of Securities.

           Not applicable.

Item 5.    Interests of Named Experts and Counsel.

           Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Registrant by Marianne Keler, General Counsel of the Registrant. Ms. Keler is employed by the Registrant, in the past has received options to purchase shares of Common Stock under the Company's Management Incentive Plan, and is eligible to receive additional awards under this Plan from time to time in the future.

           On May 9, 2002, we announced that we had appointed PricewaterhouseCoopers LLC to replace Arthur Andersen LLP as our independent auditors. Our consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001 incorporated by reference in this registration statement have been audited by Andersen, as stated in their report dated January 16, 2002, which is incorporated by reference herein. After reasonable efforts, we have been unable to obtain Andersen's consent to the incorporation by reference into this registration statement of Andersen's report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Andersen.

Item 6.    Indemnification of Directors and Officers.

           Article VIII of the Registrant's By-Laws provides for indemnification of the officers and directors of SLM Corporation to the fullest extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation organized under the laws of Delaware shall have the power, and in certain cases the obligation, to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he or she had no reason to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

           The directors and officers of the Registrant and its subsidiaries are covered by a policy of insurance under which they are insured, within the limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

           Not applicable.

Item 8.    Exhibits.

           Exhibit No.                       Description
           -----------  --------------------------------------------------------

                4.1 Amended and Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State on February 18, 1999.

                4.2     By-Laws of the Registrant.

                5.1 Opinion of Marianne M. Keler, Esq., General Counsel of SLM Corporation

               10.1     SLM Corporation Employee Stock Option Plan

               10.2     SLM Corporation Management Incentive Plan

               10.3     SLM Corporation Board of Directors Stock Plan

               23.1     Consent of Marianne M. Keler, Esq. (contained in Exhibit
                        5.1)

               23.2     Consent of Independent Public Accountants*

               24.1 Power of Attorney (included on the signature page of this Registration Statement)

*     Please refer to Item 5, "Interests of Named Experts and Counsel".

Item 9.    Undertakings.

1.   The undersigned Registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          [SIGNATURES ON THE NEXT PAGE]

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 3rd day of July, 2002.

                                   SLM CORPORATION

                                   By: /s/ Albert L. Lord
                                       -----------------------------------
                                   Name:  Albert L. Lord
                                   Title: Chief Executive Officer

                                POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Marianne M. Keler and Mike Sheehan, and each of them severally as his attorney-in-fact to sign his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

     Name and Signature                   Title                       Date
----------------------------   -----------------------------   -----------------

     /s/ Albert L. Lord           Chief Executive Officer         July 3, 2002
----------------------------            and Director
         Albert L. Lord         (Principal Executive Officer)


     /s/ John F. Remondi        Executive Vice President and
----------------------------      Chief Financial Officer
         John F. Remondi         (Principal Financial and         July 3, 2002
                                    Accounting Officer)


     /s/ Edward A. Fox            Chairman of the Board of        July 3, 2002
----------------------------             Directors
         Edward A. Fox

          /s/ Charles L. Daley
-------------------------------------
              Charles L. Daley                    Director                  July 3, 2002


       /s/ Thomas J. Fitzpatrick         President and Chief Operating      July 3, 2002
-------------------------------------             Officer
           Thomas J. Fitzpatrick



   /s/ William M. Diefenderfer, III
-------------------------------------
       William M. Diefenderfer, III               Director                  July 3, 2002


      /s/ Diane Suitt Gilleland
-------------------------------------
          Diane Suitt Gilleland                   Director                  July 3, 2002


          /s/ Earl A. Goode
-------------------------------------
              Earl A. Goode                       Director                  July 3, 2002


         /s/ Ann Torre Grant
-------------------------------------
             Ann Torre Grant                      Director                  July 3, 2002


         /s/ Ronald F. Hunt
-------------------------------------
             Ronald F. Hunt                       Director                  July 3, 2002


    /s/ Benjamin J. Lambert, III
-------------------------------------
        Benjamin J. Lambert, III                  Director                  July 3, 2002


        /s/ Barry A. Munitz
-------------------------------------
            Barry A. Munitz                       Director                  July 3, 2002


   /s/ A. Alexander Porter, Jr.
-------------------------------------
       A. Alexander Porter, Jr.                   Director                  July 3, 2002

    /s/ Wolfgang Schoellkopf
---------------------------------
        Wolfgang Schoellkopf               Director             July 3, 2002


    /s/ Steven L. Shapiro
---------------------------------
        Steven L. Shapiro                  Director             July 3, 2002


    /s/ Barry L. Williams
---------------------------------
        Barry L. Williams                  Director             July 3, 2002

                                  EXHIBIT INDEX

                                                                             Sequentially
                                                                               Numbered
Exhibit No.                         Description                                  Page
-----------  -------------------------------------------------------------  --------------
    4.1      Amended and Restated Certificate of Incorporation of the            N/A
             Registrant as filed with the Secretary of State on
             February 18, 1999, incorporated herein by reference to
             Exhibit 3.1 of the Registrant's Registration Statement on
             Form S-1 (File No. 333-38391)

    4.2      By-Laws of the Registrant, incorporated herein by reference to       N/A
             Exhibit 3.2 of the Registrant's Registration Statement on
             Form S-1 (File No. 333-38391)

    5.1      Opinion of Marianne M. Keler, Esq., General Counsel of SLM          11
             Corporation

   10.1      SLM Corporation Employee Stock Option Plan.                         13

   10.2      SLM Corporation Management Incentive Plan                           18

   10.3      SLM Corporation Board of Directors Stock Plan.                      29

   23.1      Consent of Marianne M. Keler, Esq. (contained in Exhibit 5.1)       N/A

   23.2      Consent of Independent Public Accountants*                          N/A

   24.1      Power of Attorney (included on the signature page of this           N/A
             Registration Statement)

* Please refer to Item 5, "Interests of Named Experts and Counsel".